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                                                                     EXHIBIT 5.1

                       [Letterhead of Friedlob Sanderson
                       Raskin Paulson & Tourtillott, LLC]

                                 July 12, 1996

Recycling Industries, Inc.
384 Inverness Drive South, Suite 211
Englewood, Colorado  80112

Re:  Registration Statement on Form S-1
     Opinion of Counsel

Gentlemen:

     As counsel for Recycling Industries, Inc., a Colorado corporation (the "Corporation"), we have examined the Amended and Restated Articles of Incorporation, the bylaws and minutes of the Corporation and such other corporate records, documents, certificates and other instruments as in our judgment we have deemed relevant for the purposes of this opinion. We have also, as such counsel, examined the Registration Statement on Form S-1, SEC File No. 333-4574, as amended to date (the "Registration Statement"), covering a public offering on behalf the Corporation of the shares of the Corporation's common stock par value $.001 per share (the "Common Stock") included in the Registration Statement.

     Based upon the foregoing, we are of the opinion that the Common Stock to be sold by the Corporation and certain selling securityholders (the "Selling Securityholders") to Prime Charter, Ltd. (the "Underwriter") has been duly authorized for issuance and sale and, upon delivery to the Underwriter against payment therefor in accordance with the terms of the Underwriting Agreement by and between the Corporation the Selling Securityholders and the Underwriter, will be legally issued, fully paid and nonassessable.

     We know that we are referred to under the caption "Legal Matters" included in the Prospectus forming a part of the Registration Statement. We hereby consent to such use of our name in such Registration Statement and to the filing of this Opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Very truly yours,

                                    /s/ Friedlob Sanderson Raskin
                                        Paulson & Tourtillott, LLC